Exhibit 10.6

Chiasma, Inc.

60 Wells Ave, Suite 102

Newton, MA 02459

July 30, 2015

Anand Varadan

Re: Executive Employment Letter

Dear Anand:

This letter agreement (the “Agreement”) confirms the terms and conditions of your employment with Chiasma, Inc. (the “Company”):

1. Position. You will serve as the Company’s Chief Commercial Officer (the “CCO”) and report to the Company’s Chief Executive Officer (the “CEO”). This is a full-time exempt position. It is understood and agreed that, while you render services to the Company, you will not engage in any other employment, consulting or other business activities (whether full-time or part-time), unless you first obtain the Company’s approval. It is understood and agreed that you may serve on one other board but only if such outside board service does not present a conflict or potential conflict of interest as determined by the CEO or its Board of Directors in good faith. You also may engage in religious, charitable and other community activities so long as such activities do not interfere or conflict with your obligations to the Company. Upon the ending of your employment, you shall immediately resign from any other position(s) to which you were elected or appointed in connection with your position as CCO.

2. Start Date. Your employment with the Company will begin on August 17, 2015, unless another date is mutually agreed upon by you and the Company. For purposes of this Agreement, the actual first day of your employment with the Company shall be referred to as the “Start Date”.

3. Salary. The Company will pay you a base salary at a rate equivalent to $365,000 per year, payable in accordance with the Company’s standard payroll schedule and subject to applicable deductions and withholdings. Your base salary will be subject to periodic review and adjustment at the Company’s discretion.

4. Annual Bonus. You will be eligible to receive an annual performance bonus. The Company will target the bonus at 35% of your annual salary rate (the “Bonus Target”). The actual bonus percentage is discretionary and will be subject to an assessment of your performance, as well as business conditions at the Company. The bonus also will be subject to your employment for the full period covered by the bonus, approval by and adjustment at the discretion of the Board and the terms of any applicable bonus plan. In the interest of clarity, you will be eligible for a full bonus with respect to the calendar year 2015. The Company expects to review your job performance on an annual basis and will discuss with you the criteria which the Company will use to assess your performance for bonus purposes. The Board may also make adjustments in the targeted amount of your annual performance bonus. The Company will pay any bonus no later than 75 days after the end of the period covered by the bonus.

Anand Varadan

July 30, 2015

5. Signing Bonus. In addition to the bonus under Section 4 above, you will receive a one-time cash sign-on bonus in the amount of $80,000 (the “Signing Bonus”), which will be paid to you no later than 30 days following the Start Date. You must be employed by the Company at the time of payment of the Signing Bonus in order to receive the Signing Bonus. The Signing Bonus shall be subject to deductions and withholdings as required by law. If, prior to the 12-month anniversary of the Start Date, your employment is terminated for any reason other than (i) by the Company without Cause, (ii) death, (iii) disability or (iv) a Change in Control Termination, then you agree to repay to the Company the net amount of the signing bonus that you received, after deduction of state and federal withholding tax, social security, FICA, and all other employment taxes and authorized payroll deductions, within 30 days of your Date of Termination.

6. Business Travel/Expenses. The Company will reimburse you for reasonable and documented travel and other business expenses. Such reimbursement will be consistent with the terms and conditions of the Company’s expense reimbursement policies, once the Company has implemented those policies.

7. Relocation Expenses.

a. Upon written request, the Company will provide you with up to $150,000 to be used in connection with your relocation of your principal residence from California to the Boston area (the “Relocation Amount”). Acceptable uses of the Relocation Amount include moving expenses, the real estate sale commission for your California home, closing costs for your new home in the Boston area, visits to the Boston area, and other reasonable move-related items. In addition to the $150,000 Relocation Amount, the Company shall pay you a tax gross-up for applicable federal, state and local taxes paid by you in connection with the Relocation Amount. Appropriate supporting documentation (including itemized receipts) of expenses qualifying for the Relocation Amount must be submitted within 45 days after the expenses were incurred and prior to reimbursement, and in any no event no later than December 31, 2016. The Company will determine in its reasonable, good faith judgment what, if any, of your reimbursed expenses qualifying for the Relocation Amount are for nondeductible expenses in accordance with applicable law and will comply with associated withholding and tax reporting obligations. You must relocate to the Boston area by December 31, 2015. If you leave the Company in less than 12 months from your date of hire, you must repay the Relocation Amount to the Company.

b. In addition, until three months after the Start Date, the Company will reimburse your reasonable costs of maintaining a temporary residence in the Boston metropolitan area, including any rent and reasonable occupancy-related electricity, gas and water expenses you incur for such residence.

Anand Varadan

July 30, 2015

8. Benefits/Vacation. You will be eligible to participate in the employee benefits and insurance programs generally made available to the Company’s full-time employees. Details of such benefits programs, including mandatory employee contributions, if any, and waiting periods, if applicable, will be made available to you. You will be eligible for up to 4 weeks of vacation per year, which shall accrue on a prorated basis. Other provisions of the Company’s vacation policy are set forth in the policy itself.

9. Stock Options: You will be eligible to participate in the Company’s stock option program, subject to approval by the Board of Directors. We will recommend to the Board that you be granted an option for the purchase of 280,000 shares of common stock of the Company, with an exercise price equal to the closing trading price on the date of the grant (the “Option”). The Option will vest over four (4) years with 25% of the shares vesting on the one year anniversary of the Start Date and the remaining 75% of the shares vesting in equal monthly installments for the following thirty-six (36) months. Your eligibility for stock options will be governed by the Company’s 2015 Stock Incentive Plan and any associated stock option agreement required to be entered into by you and the Company.

10. At-Will Employment. Your employment is “at will,” meaning you or the Company may terminate it at any time for any or no reason.

11. Termination Benefits.

a. In the event of the termination of your employment for any reason, the Company shall pay you your base salary through your last day of employment (the “Date of Termination”) as well as the amount of any documented expenses properly incurred by you on behalf of the Company prior to any such termination and not yet reimbursed (the “Accrued Obligations”).

b. “Cause” means: (i) conduct by you in connection with your service to the Company that is fraudulent, unlawful or grossly negligent; (ii) your material breach of your material responsibilities to the Company or your willful failure to comply with lawful directives of the Board or written policies of the Company; (iii) breach by you of your representations, warranties, covenants and/or obligations under this Agreement (including the Restrictive Covenant Agreement); (iv) material misconduct by you which seriously discredits or damages the Company or any of its affiliates, and/or (v) nonperformance or unsatisfactory performance of your duties or responsibilities to the Company as determined in good faith by the Company after written notice to you and a reasonable opportunity to cure that shall not exceed thirty (30) days.

c. A “Change in Control” means the sale of all or substantially all of the outstanding shares of capital stock, assets or business of the Company, by merger, consolidation, sale of assets or otherwise (other than a merger or consolidation in which all or substantially all of the individuals and entities who were beneficial owners of the Company’s voting securities immediately prior to such transaction beneficial own, directly or indirectly, more than 50% (determined on an as-converted basis) of the outstanding securities entitled to vote generally in the election of directors of the resulting, surviving or acquiring corporation in such transaction). Notwithstanding the foregoing, where required to avoid extra taxation under Section 409A of the Internal Revenue Code, a Change in Control must also satisfy the requirements of Treas. Reg. Section 1.409A-3(a)(5).

Anand Varadan

July 30, 2015

d. “Good Reason” means that you have complied with the “Good Reason Process” (hereinafter defined) following the occurrence of any of the following events: (i) a material diminution in your responsibilities, authority or duties; (ii) a material diminution in your Base Salary except for across-the-board salary reductions based on the Company’s financial performance similarly affecting all or substantially all senior management employees of the Company; or (iii) change of more than 60 miles in the geographic location at which you provide services to the Company (each a “Good Reason Condition”). Notwithstanding the foregoing, a suspension of your responsibilities, authority and/or duties for the Company during any portion of a bona fide internal investigation or an investigation by regulatory or law enforcement authorities shall not be a Good Reason Condition. Good Reason Process shall mean that (i) you reasonably determine in good faith that a Good Reason Condition has occurred; (ii) you notify the Company in writing of the occurrence of the Good Reason Condition within 30 days of the occurrence of such condition; (iii) you cooperate in good faith with the Company’s efforts, for a period not less than 30 days following such notice (the “Cure Period”), to remedy the Good Reason Condition; (iv) notwithstanding such efforts, the Good Reason condition continues to exist; and (v) you terminate employment within 30 days after the end of the Cure Period. If the Company cures the Good Reason Condition during the Cure Period, Good Reason shall be deemed not to have occurred.

e. In the event the Company terminates your employment without Cause or you terminate your employment for Good Reason within 12 months after the occurrence of the first event constituting a Change in Control (a “Change in Control Termination”) and provided you (i) enter into, do not revoke and comply with the terms of a separation agreement in a form provided by the Company which shall include a general release of claims against the Company and related persons and entities (the “Release”) within 60 days after the Date of Termination; (ii) resign from any and all positions, including, without implication of limitation, as a director, trustee or officer, that you then hold with the Company and any affiliate of the Company; and (iii) return all Company property and comply with any instructions related to deleting and purging duplicates of such Company property, the Company will provide you with the following “Termination Benefits”: (a) continuation of your base salary for the twelve (12) month period that immediately follows the Date of Termination; (b) payment of your Bonus Target for the year in which the Change in Control occurs ((a) and (b), the “Severance Payments”); (c) all of the unvested shares subject to the Option shall immediately vest and become exercisable as of the Date of Termination; and (d) if elected, continuation of group health plan benefits to the extent authorized by and consistent with 29 U.S.C. § 1161 et seq. (commonly known as “COBRA”), with the cost of the regular premium for such benefits shared in the same relative proportion by the Company and you as in effect on the Date of Termination until the earlier of (i) the date that is twelve (12) months after the Date of Termination; and (ii) the date you become eligible for health benefits through another employer or otherwise become ineligible for COBRA. This Section 11(e) shall terminate and be of no further force or effect beginning 12 months after the occurrence of a Change in Control

Anand Varadan

July 30, 2015

f. In the event the Company terminates your employment without Cause other than a Change in Control Termination and provided you (i) enter into, do not revoke and comply with the terms of a separation agreement in a form provided by the Company which shall include a general release of claims against the Company and related persons and entities (the “Release”) within 60 days after the Date of Termination; (ii) resign from any and all positions, including, without implication of limitation, as a director, trustee or officer, that you then hold with the Company and any affiliate of the Company; and (iii) return all Company property and comply with any instructions related to deleting and purging duplicates of such Company property, the Company will provide you with the following “Termination Benefits”: (a) continuation of your base salary for the twelve (12) month period that immediately follows the Date of Termination; and (b) if elected, continuation of group health plan benefits to the extent authorized by and consistent with 29 U.S.C. § 1161 et seq. (commonly known as “COBRA”), with the cost of the regular premium for such benefits shared in the same relative proportion by the Company and you as in effect on the Date of Termination until the earlier of (i) the date that is twelve (12) months after the Date of Termination; and (ii) the date you become eligible for health benefits through another employer or otherwise become ineligible for COBRA.

g. The Severance Payments shall commence within 60 days after the Date of Termination and shall be made on the Company’s regular payroll dates; provided, however, that if the 60-day period begins in one calendar year and ends in a second calendar year, the Severance Payments shall begin to be paid in the second calendar year. In the event you miss a regular payroll period between the Date of Termination and first Severance Payment date, the first Severance Payment shall include a “catch up” payment. Solely for purposes of Section 409A of the Internal Revenue Code of 1986, as amended, each Severance Payment is considered a separate payment.

12. Termination of Employment as a Result of Death, Disability, Your Resignation or a Termination by the Company for Cause. In the event your employment is terminated as a result of your (i) death, (ii) disability, (iii) resignation (iv) termination for Cause by the Company; or (v) any other termination of your employment that is not a termination without Cause pursuant to Section 11(f) or a Change in Control Termination, you will be entitled to the Accrued Obligations but you will not be entitled to Termination Benefits.

13. Confidential Information and Restricted Activities. By signing this Agreement, you represent that you have carefully read and considered all the terms and conditions of this Agreement, including the restraints imposed on you pursuant to the Company’s form of non-disclosure, assignment of inventions, non-competition and non-solicitation agreement (the “Restrictive Covenant Agreement”) attached as Exhibit A, the terms of which are incorporated by reference herein. You agree without reservation that these restraints are necessary for the reasonable and proper protection of the Company and its affiliates, and that each and every one of the restraints is reasonable in respect to subject matter, length of time and geographic area. You further agree that, if were you to breach any of the covenants contained in this Agreement or the Restrictive Covenant Agreement, in addition to the Company’s other legal and equitable remedies, the Company may suspend or cease any Termination Benefits to which you might otherwise be entitled. Any such suspension or termination of the Termination Benefits by the Company in the event of a breach by you shall not affect your ongoing obligations to the Company.

Anand Varadan

July 30, 2015

14. Taxes; Section 409A; Section 280G; Section 4099.

a. All forms of compensation referred to in this Agreement are subject to reduction to reflect applicable withholding and payroll taxes and other deductions required by law. You hereby acknowledge that the Company does not have a duty to design its compensation policies in a manner that minimizes your tax liabilities, and you will not make any claim against the Company or its board of directors related to tax liabilities arising from your compensation.

b. Anything in this Agreement to the contrary notwithstanding, if at the time of your separation from service within the meaning of Section 409A of the Code, the Company determines that you are a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, then to the extent any payment or benefit that you becomes entitled to under this Agreement on account of your separation from service would be considered deferred compensation subject to the 20 percent additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(a)(2)(B)(i) of the Code, such payment shall not be payable and such benefit shall not be provided until the date that is the earlier of (A) six months and one day after your separation from service, or (B) your death. If any such delayed cash payment is otherwise payable on an installment basis, the first payment shall include a catch-up payment covering amounts that would otherwise have been paid during the six-month period but for the application of this provision, and the balance of the installments shall be payable in accordance with their original schedule. All in-kind benefits provided and expenses eligible for reimbursement under this Agreement shall be provided by the Company or incurred by you during the time periods set forth in this Agreement. All reimbursements shall be paid as soon as administratively practicable, but in no event shall any reimbursement be paid after the last day of the taxable year following the taxable year in which the expense was incurred. The amount of in-kind benefits provided or reimbursable expenses incurred in one taxable year shall not affect the in-kind benefits to be provided or the expenses eligible for reimbursement in any other taxable year. Such right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit. To the extent that any payment or benefit described in this Agreement constitutes “non-qualified deferred compensation” under Section 409A of the Code, and to the extent that such payment or benefit is payable upon your termination of employment, then such payments or benefits shall be payable only upon your “separation from service.” The determination of whether and when a separation from service has occurred shall be made in accordance with the presumptions set forth in Treasury Regulation Section 1.409A-1(h). The Company and you intend that this Agreement will be administered in accordance with Section 409A of the Code. To the extent that any provision of this Agreement is ambiguous as to its compliance with Section 409A of the Code, the provision shall be read in such a manner so that all payments hereunder comply with Section 409A of the Code. The Company makes no representation or warranty and shall have no liability to you or any other person if any provisions of this Agreement are determined to constitute deferred compensation subject to Section 409A of the Code but do not satisfy an exemption from, or the conditions of, such Section.

Anand Varadan

July 30, 2015

c. Anything in this Agreement to the contrary notwithstanding, in the event that the amount of any compensation, payment or distribution by the Company to or for your benefit, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, calculated in a manner consistent with Section 280G of the Code and the applicable regulations thereunder (the “Aggregate Payments”), would be subject to the excise tax imposed by Section 4999 of the Code, then the Aggregate Payments shall be reduced (but not below zero) so that the sum of all of the Aggregate Payments shall be $1.00 less than the amount at which you become subject to the excise tax imposed by Section 4999 of the Code; provided that such reduction shall only occur if it would result in you receiving a higher After Tax Amount (as defined below) than you would receive if the Aggregate Payments were not subject to such reduction. In such event, the Aggregate Payments shall be reduced in the following order, in each case, in reverse chronological order beginning with the Aggregate Payments that are to be paid the furthest in time from consummation of the transaction that is subject to Section 280G of the Code: (1) cash payments not subject to Section 409A of the Code; (2) cash payments subject to Section 409A of the Code; (3) equity-based payments and acceleration; and (4) non-cash forms of benefits; provided that in the case of all the foregoing Aggregate Payments all amounts or payments that are not subject to calculation under Treas. Reg. §1.280G-1, Q&A-24(b) or (c) shall be reduced before any amounts that are subject to calculation under Treas. Reg. §1.280G-1, Q&A-24(b) or (c).

(i) For purposes of this Section 14(c), the “After Tax Amount” means the amount of the Aggregate Payments less all federal, state, and local income, excise and employment taxes imposed on you as a result of your receipt of the Aggregate Payments. For purposes of determining the After Tax Amount, you shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation applicable to individuals for the calendar year in which the determination is to be made, and state and local income taxes at the highest marginal rates of individual taxation in each applicable state and locality, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes.

(ii) The determination as to whether a reduction in the Aggregate Payments shall be made pursuant to Section 14(c) shall be made by a nationally recognized accounting firm selected by the Company (the “Accounting Firm”), which shall provide detailed supporting calculations both to the Company and you within 15 business days of the Date of Termination, if applicable, or at such earlier time as is reasonably requested by the Company or you. Any determination by the Accounting Firm shall be binding upon the Company and you.

15. Interpretation, Amendment and Enforcement. This Agreement, including the Restrictive Covenant Agreement, constitutes the complete agreement between you and the Company, contains all of the terms of your employment with the Company and supersedes any prior agreements, representations or understandings (whether written, oral or implied) between you and the Company. The terms of this Agreement and the resolution of any disputes as to the meaning, effect, performance or validity of this Agreement or arising out of, related to, or in any way connected with this Agreement, your employment with the Company or any other relationship between you and the Company (the “Disputes”) will be governed by Massachusetts law, excluding laws relating to conflicts or choice of law. You and the Company submit to the exclusive personal jurisdiction of the federal and state courts located in the Commonwealth of Massachusetts in connection with any Dispute or any claim related to any Dispute.

Anand Varadan

July 30, 2015

16. Assignment. Neither you nor the Company may make any assignment of this Agreement or any interest in it, by operation of law or otherwise, without the prior written consent of the other; provided, however, that the Company may assign its rights and obligations under this Agreement (including the Restrictive Covenant Agreement) without your consent to any affiliate at any time, or to any person or entity with whom the Company shall hereafter effect a reorganization, consolidate with, or merge into or to whom it transfers all or substantially all of its properties or assets. This Agreement shall inure to the benefit of and be binding upon you and the Company, and each of your and its respective successors, executors, administrators, heirs and permitted assigns.

17. Miscellaneous. This Agreement may not be modified or amended, and no breach shall be deemed to be waived, unless agreed to in writing by you and a Board member of the Company. The headings and captions in this Agreement are for convenience only and in no way define or describe the scope or content of any provision of this Agreement. The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” This Agreement may be executed in two or more counterparts, each of which shall be an original and all of which together shall constitute one and the same instrument.

18. Obligations to Former Employers. You agree that you shall not disclose any confidential information of Amgen, Inc. (“Amgen”), that you shall otherwise comply with your confidentiality and related contractual obligations to Amgen, and that those obligations will not prevent you from fully performing your services for the Company. By signing this Agreement, you represent to the Company that you have no other contractual commitments or other legal obligations that would or may prohibit you from performing your duties for the Company.

19. Other Terms. This offer is subject to background and reference checks that are satisfactory to the Company. As with any employee, you must submit satisfactory proof of your identity and your legal authorization to work in the United States.

Please acknowledge, by signing below, that you have accepted this Agreement.

Very truly yours,

By:	/s/ Mark Leuchtenberger
Mark Leuchtenberger
Chief Executive Officer, Chiasma Inc.

Anand Varadan

July 30, 2015

I have read and accept this employment offer:

/s/ Anand Varadin
Anand Varadan

Dated: 7/30/2015